February 1, 2026

Brooke Pancoe, EVP, CHRO
Arrow Financial Corporation

Dear Brooke:

Arrow Financial Corporation ("Arrow") considers the maintenance of a competent and experienced executive management team to be essential to the long-term success of Arrow and its Affiliates. In connection with your continued service as part of the executive management team of Arrow and in order to secure your services and skills, which are considered extraordinary, special and unique for our business and the long-term success of Arrow, the parties hereto agree to the terms and conditions set forth herein (this "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Exhibit A of this Agreement which is hereby incorporated by reference.

1. **Change in Control Benefits:**

a. Subject to the terms and conditions of this Agreement, Arrow agrees that if within six (6) months after a Change in Control of Arrow, you incur a Termination of Employment (i) at the election of Arrow or one of its Affiliates or (ii) by your election after (A) you are not offered a position with Arrow or one of its Affiliates at a base salary at least equal to your base salary immediately prior to the Change in Control (your "Base Salary"), or (B) you are offered a position with Arrow or one of its Affiliates which requires you to relocate more than 100 miles, then you will be entitled to receive a cash payment equal to the sum of (i) one year's Base Salary and (ii) your Target Bonus for the year in which the Termination of Employment occurs (or if not yet determined, the prior year), subject to applicable withholding (such payment, the "Change in Control Payment").

b. You will also be entitled to continuing coverage for one year after your Termination of Employment, under our group medical, dental and term life insurance, including any cost-sharing arrangements, subject to general changes in such group plan offerings by Arrow or its Affiliates from time to time during such period. The cost of any such medical and dental coverage which is self-funded by Arrow or one of its Affiliates will be included in your taxable income to the extent it is paid directly or indirectly by Arrow or one of its Affiliates.

c. Notwithstanding anything contained in this Agreement to the contrary, Arrow will not have any obligation to make or commence any payment, or provide any benefit, provided for in this Agreement:

i. unless and until you (1) first sign and deliver to Arrow within 45 days of the date of Termination of Employment a separation and release agreement prepared by Arrow in a form acceptable to Arrow and which such agreement shall include a full release of Arrow, its Affiliates, employee benefit plans/trusts, and their respective directors, officers, employees, agents, administrators, trustees, fiduciaries, insurers, successors and assigns and such other provisions as are typically required by an employer therein, and (2) all conditions to the effectiveness of such separation and release agreement shall have been satisfied. Upon satisfaction of these conditions and the other terms and conditions set forth in this Agreement, the Change in Control Payment will be paid over a one-year period in equal installments as determined by Arrow taking into account its regular payroll practices. Arrow agrees to provide to you upon your request within ten days of your Termination of Employment, the form of separation and release agreement required by it.

ii. if you are a "Specified Employee," you may not receive a payment of nonqualified deferred compensation, as defined in Section 409A of the Internal Revenue Code along with the regulations thereunder, as amended (the "Code") and the regulations thereunder, until at least six (6) months after your Termination of Employment. Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and be paid on the first regular payroll date immediately following the end of such six (6) month period.

iii. if at any time you suffer a Termination of Employment for Cause, you will not be entitled to any compensation or benefits, including the Change in Control Payment, for any period subsequent to the effective date of such Termination of Employment for Cause, except for payments or benefits, if any, payable in accordance with the then current plans and policies of Arrow and its Affiliates, as applicable.

d. In the case of an unforeseeable emergency, as defined in Code Section 409A, the Board of Directors of Arrow, upon written request, shall permit the immediate distribution of all or any portion of the amounts payable to you, to the extent permitted under Code Section 409A.

e. To receive the above compensation and benefits, you must remain continuously employed by Arrow or one of its Affiliates until the closing date of the Change in Control. However, if you are offered a continuing position but at a salary below your Base Salary or which requires you to relocate more than 100 miles, and you elect to accept that offer, you still may collect the compensation and benefits hereunder if you incur a Termination of Employment by Arrow under Section 1(a)(i) above within six (6) months after the Change in Control.

f. i. Anything in this Agreement to the contrary notwithstanding, to the extent that Arrow or one of its Affiliates provided payment, distribution or benefit in your favor (within the meaning of Section 280G of the Code), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Change of Control Termination Total Payments"), that is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Change of Control Termination Total Payments shall be reduced (but not below zero) to the extent that, and only to the extent that, such reduction in the Change of Control Termination Total Payments would result in you not being subject to the Excise Tax. Unless you shall have given prior written notice to Arrow specifying a different order to Arrow to effectuate the foregoing, Arrow shall reduce or eliminate the Change of Control Termination Total Payments, by first reducing or eliminating the portion of the Change of Control Termination Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change of Control. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

ii. The determination of whether the Change of Control Termination Total Payments shall be reduced as provided in Section 1.f.i above and the amount of such reduction (the "Section 4999 Determination") shall be made at the Company's expense by an accounting firm selected by you from among the six largest accounting firms in the United States (or a regional accounting firm approved by the Company) or at your expense by an attorney selected by you. Such accounting firm or attorney shall provide its Section 4999 Determination, together with detailed supporting calculations and documentation to Arrow and you not later than thirty (30) days after the effective date of your Termination of Employment. If such firm or attorney determines that no Excise Tax is payable by you with respect to the Change of Control Termination Total Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such determination shall be binding, final and conclusive upon Arrow and you. If such firm or attorney determines that an Excise Tax would be payable, Arrow shall have the absolute right to accept such determination as to the extent of the reduction, if any, pursuant to Section 1.f.i. above,

or if Arrow so chooses, at its sole discretion, to have such determination reviewed by another accounting firm selected by Arrow, at Arrow's expense. If Arrow's accounting firm is different from an accounting firm that makes such determination, and does not agree with such latter accounting firm, a third accounting firm shall be jointly chosen by the two firms, in which case the determination of such third accounting firm shall be binding, final and conclusive upon Arrow and you.

2. **Non-Competition; Non-Solicitation; Non-Disparagement:** Arrow and its Affiliates are engaged in the businesses of banking, lending, trust operations and providing financial, property, casualty and health insurance and investment adviser services and products (collectively, the "Business"). As a senior executive, you provide services that are unique, special and/or extraordinary to the Business in which Arrow and its Affiliates engage, and have access to and will learn of trade secrets of Arrow and its Affiliates and confidential information pertaining to their customers. The provisions of this Section 2 are agreed by the parties to be reasonable and necessary to protect the goodwill of Arrow and its Affiliates, the goodwill of special/long-term customer relationships, Arrow and its Affiliates' confidential information and trade secrets (including but not limited to information concerning their customers, marketing studies, marketing strategies, acquisition plans, costs, personnel and financial performance) and confidential customer information and to protect against unfair competition by an employee whose services are special, unique and/or extraordinary to the Business and the long-term success of Arrow and its Affiliates. Accordingly, you agree as follows:

a. Non-Compete. For a period of one (1) year following the effective date of your Termination of Employment by any party for any reason (excluding death), including any Termination of Employment following a Change of Control, you will not, directly or indirectly: (1) engage in the business of banking, lending, trust operations or providing financial, property, casualty, or health insurance or investment adviser services or products anywhere in the Designated Area or (2) manage, operate, or control, or accept or hold a position as a director, officer, employee, agent or partner of or adviser or consultant to, or otherwise perform substantial services for or provide advice to, any bank or insured financial institution or other corporation or entity engaged in the business of banking, lending, trust operations or providing financial, property, casualty, or health insurance or investment adviser services and products (directly or through an affiliate), excluding Arrow and its Affiliates (any such other bank, institution, corporation or entity, a "Financial Institution"), if, as of the effective date of such Termination of Employment, such Financial Institution has any office or branch located within the Designated Area or has immediate plans to establish any office or branch within the Designated Area. For purposes of the preceding sentence, the "Designated Area" as of any particular time will consist of all counties in the State of New York and any other state in which Arrow or any of its Affiliates maintains an office or branch through which it engages in Business or has acted to establish an office or a branch through which it will engage in Business. The provisions of this paragraph shall not prohibit you during such one-year period from working for a company whose principal business is providing property, casualty or health insurance, private equity investments, or serving as a securities broker if you are engaged solely in that business and not in the business of providing banking, lending or trust services. The term financial services means financial products associated with the business of banking, including in particular but not limited to credit cards, debit cards, checking and savings accounts, and money market funds.

b. Non-Solicitation. For a period of one (1) year following the effective date of your Termination of Employment, you will not, directly or indirectly,

i. acting on behalf of any Financial Institution, regardless of where such Financial Institution is located or doing business, solicit any banking, lending, or trust business or the business of providing financial, insurance or investment adviser services or products business for such Financial Institution from, or otherwise seek to obtain as a customer or client of such Financial Institution, any person or entity that, to your knowledge, was a customer or client of Arrow or any of its Affiliates, and whom you, or anyone supervised directly or indirectly by you, worked with, at any point

during the one-year period immediately preceding the effective date of such Termination of Employment; or

ii. acting on behalf of any other corporation or entity, including any Financial Institution, regardless of where such other corporation or entity is located or doing business, employ, recruit or solicit as an employee of such corporation or entity or retain or seek to retain as an agent or consultant of such corporation or entity, any individual employed by or retained as an agent or consultant of Arrow or any of its Affiliates in furtherance of their Business at any point during the one-year period immediately preceding the effective date of such Termination of Employment if such individual possesses knowledge of any trade secrets or confidential customer information of Arrow or any of its Affiliates, or provided services that were unique and/or extraordinary to Arrow or its Affiliates in their Business, and you worked with or directly or indirectly managed such individual at any time during the one-year period immediately preceding the effective date of your Termination of Employment.

c. Non-Disparagement. For a period of ten (10) years following the effective date of your Termination of Employment, you will not, directly or indirectly, make any statements, declarations, announcements, assertions, remarks, comments or suggestions, orally or in writing, that individually or collectively are, or may be construed as being, defamatory, derogatory, negative, or disparaging to Arrow or its Affiliates (including any successor to Arrow or its Affiliates by merger or acquisition or any of such successor's affiliates), or to any director, officer, controlling shareholder, member, employee or agent of any of the foregoing. Nothing in this Section 2(c) is intended to prevent anyone from giving truthful testimony or information to any law enforcement entities, administrative agencies, courts or in any legal proceeding as required by law.

d. General. It is the intention of the parties to restrict your activities under this Section 2 only to the extent necessary for the protection of the legitimate business interests of Arrow and/or its Affiliates, and the parties specifically covenant and agree that should any of the clauses or provisions of the restrictions set forth herein, under any set of circumstances, be held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, then and in that event, the court so holding may reduce the extent or duration of such restrictions or effect any other change to such restrictions to the extent necessary to render such restrictions enforceable by said court to the maximum extent permissible under applicable law. The enforceability of the provisions of this Section 2 shall not be affected by the existence or non-existence of any agreement with similar terms between Arrow or its Affiliates and another employee, or by the failure of Arrow or its Affiliates to enforce, or their agreement to waive or change, the terms of any such agreement with another employee containing similar terms. This Section 2 shall survive the termination of this Agreement in accordance with its terms.

3. **Confidential Information:** You specifically acknowledge that all information pertaining to Arrow or its Affiliates received by you during the course of your employment which has been designated confidential, constitutes a trade secret or otherwise has not been made publicly available, including, without limitation, plans, strategies, projections, analyses, and information pertaining to customers or potential customers or products, is the exclusive property of Arrow and its Affiliates and you covenant and agree not to disclose any of such information, without the express prior written consent of the Board of Directors of Arrow, during your employment with Arrow or any of its Affiliates or after Termination of Employment, to anyone not employed or engaged by Arrow or an Affiliate thereof to render services to it. You further covenant and agree that you will not at any time use any such information, without such express prior written consent, for your own benefit or the benefit of any party other than Arrow or its Affiliates. In the event Confidential Information is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standard, you will provide Arrow with notice of such requirement and will provide Arrow with a reasonable opportunity to oppose such disclosure and cooperate with Arrow in regards thereto.

4. **Ownership of Inventions and Ideas:** You acknowledge that Arrow and its Affiliates are the sole owner of all the results and proceeds of your service at Arrow and its Affiliates, including but not limited to, all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes or programs in connection with or useful to the business of Arrow or any of its Affiliates (collectively, the "Developments") which you, by yourself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create during your employment with Arrow or its Affiliates, free and clear of any claims by you (or any of your successors or assignees) of any kind or character whatsoever. You acknowledges that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. You hereby assign and transfer your right, title and interest in and to all such Developments and agree that you shall, at the request of Arrow or its Affiliate, execute or cooperate with Arrow or its Affiliate in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as Arrow or its Affiliate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such Developments.

5. **Return of Property:** You agree to return to Arrow, on or prior to your Termination of Employment, all property and any information (including any copies thereof, electronic or otherwise) that you have received, prepared or helped to prepare during the course of your employment with Arrow or its Affiliate or is otherwise in your possession except that you may retain copies of materials relating to your compensation or benefits. In addition, you will provide Arrow with all passwords and similar information which are reasonably necessary for Arrow to access materials on which you worked or to otherwise continue in the Business.

6. **Legal Proceedings:** You agree to cooperate with Arrow and its legal counsel, and to furnish any and all complete and truthful information, testimony or affidavits, in connection with any matter that arose during your employment with Arrow or its Affiliates or in connection with any litigation, governmental proceeding or investigation, arbitration or claim, that in any way relates to the Business of Arrow or its Affiliates, or of which you may have any knowledge or involvement. You will make your best efforts to consult with and provide information to Arrow and its legal counsel concerning all such matters,and appear as and when requested to provide any such information, assistance or testimony on reasonable notice. Arrow will use reasonable efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment or other business activity in which you may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring you to provide any testimony, sworn statement or declaration that is not complete and truthful. If Arrow requires you to travel outside the metropolitan area in the United States where you then reside to provide any testimony or otherwise provide any such assistance, then Arrow agrees to reimburse you for any reasonable, customary and necessary travel and lodging expenses incurred by you in connection therewith provided you submit all documentation required under Arrow's reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Arrow or its Affiliates to deduct those expenses. To the extent that you are required to spend significant time assisting Arrow as contemplated under this Section 6, Arrow shall compensate you at a reasonable hourly rate to be agreed upon by the parties, each party acting reasonably. Nothing in this Agreement shall prevent you from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

7. **Company Policies or Guidelines:** In consideration of your employment with Arrow or its Affiliates, you agree that your compensation and benefits provided for hereunder or otherwise by Arrow or its Affiliates are subject to (i) applicable laws and regulations as are in effect from time to time,

and (ii) current or subsequently adopted policies or guidelines issued by Arrow or its Affiliates, in each case, impacting your compensation or benefits pursuant to the terms of such applicable laws, regulations, policies or guidelines (e.g., clawback or incentive compensation recoupment policies and/or stock ownership guidelines).

8. **Successors and Assigns:** All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors and assigns. Arrow will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the Business and/or assets of Arrow in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that Arrow would be required to perform if no such succession had taken place. References herein to "Arrow" will be understood to refer to the successor or successors of Arrow.

9. **Term:** This Agreement will continue until January 31, 2027 or your earlier Termination of Employment except that the provisions hereof shall survive termination of this Agreement in accordance with their respective terms, as applicable.

10. **Entire Agreement; Conflicts:** This Agreement contains the entire agreement among the parties concerning the subject matter hereof. No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced. This Agreement is in addition to and not in lieu of (and does not supersede or replace) any other agreement between you, on the one hand, and Arrow or an Affiliate, on the other hand, concerning non-competition, non-solicitation, confidentiality and non-use or non-disclosure of confidential information, intellectual property or similar matters.

11. **Compliance with Section 409A of the Code:** This Agreement is intended to comply with the requirements of section 409A of the Code (including the exceptions thereto) to the extent applicable, and the Agreement shall be interpreted in a manner consistent with such requirements. Notwithstanding any other provision hereof, if any provision of the Agreement conflicts with the requirements of Section 409A of the Code (or an exception thereto), such provision shall be deemed reformed so as to comply with the requirements of Section 409A of the Code (or an exception thereto) and shall be interpreted and applied accordingly.

Please indicate your acceptance of this Agreement by signing below on the enclosed copy, and returning the copy to me. This Agreement may be made and executed in counterparts, in which case all counterparts shall be deemed to constitute one original document for all purposes. Upon Arrow's receipt of your executed copy, this letter will constitute a binding agreement between us, governed by New York law.

Sincerely,

ARROW FINANCIAL CORPORATION

David S. DeMarco
President and CEO

ARROW Financial Corporation | ARROWBANK | UPSTATE AGENCY
Our Family of Companies

ACCEPTED AND AGREED TO as of this 1 day of February, 2026

(Signature of Officer)

EXHIBIT A
DEFINITIONS

"Affiliate" means any corporation or other business entity that from time to time is, along with Arrow, a member of a controlled group of entities, as defined in sections 414(b) and 414(c) of the Code, provided that the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in such test. A corporation or other business entity is an Affiliate only while a member of such group.

"Change in Control" shall mean: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Arrow; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock of Arrow acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of Arrow; (iii) a majority of the members of the Board of Directors of Arrow are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Arrow before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from Arrow that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of Arrow immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Arrow.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

"Specified Employee" means a "specified employee" as defined in Treasury Regulation §1.409A-1(i) (generally 5% shareholders, 1% shareholders earning compensation greater than $150,000, and officers earning more than $220,000 (for 2024, indexed for inflation)).

"Target Bonus" shall mean the individual's target bonus under the Company's short-term incentive plan (or successor annual cash bonus plan), if any.

"Termination of Employment" means separation from service with Arrow and/or its Affiliates, as the term "separation from service" is defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the employee will return). A Termination of Employment includes a Termination of Employment for Cause.

"Termination of Employment for Cause" shall mean a Termination of Employment by Arrow or its Affiliates for any one or more of the following "Causes:"

a. any willful misconduct by you which is materially injurious to Arrow or its Affiliates, monetarily or otherwise;

b. any willful failure by you to follow the reasonable directions of the Board of Directors of Arrow or the Board of Directors (or equivalent governing body) any of its Affiliates;

c. any failure by you substantially to perform any reasonable and lawful directions of Arrow or its Affiliates (other than failure resulting from disability or death) within thirty (30) days after delivery to you by Arrow or its Affiliate of a written demand for substantial performance, which written demand shall specifically identify the manner in which such entity believes that you have not substantially performed;

d. any inability of you to serve as an officer or director of Arrow or any Affiliate, or perform any substantial portion of your duties, by reason of any order of the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency, or any other regulatory authority or agency having jurisdiction over Arrow or any of its Affiliates;

e. intentionally providing false or misleading information to, or otherwise misleading, Arrow or its Affiliates;

f. habitual insobriety, abuse of prescribed drugs, or illegal use of controlled substances that materially impairs your ability to perform your duties hereunder and/or negatively reflects upon Arrow and/or its Affiliates or its or their reputation;

g. any breach of this Agreement that has a material and/or adverse economic effect on Arrow or its Affiliates taken as a whole, if not cured within 30 days from your receipt from Arrow or its Affiliate of written notice thereof, specifying in reasonable detail the alleged breach;

h. engaging in or directing others to engage in an act or omission, or series of actions, deemed to be fraudulent, dishonest or unlawful;

i. any knowing and material violation by you of corporate policies and procedures that result in the damage to the business or reputation of Arrow or its Affiliates, including without limitation, Arrow's codes of conduct, code of ethics, conflict of interest policies, or policies prohibiting discrimination, harassment or retaliation;

j. any knowing breach of the fiduciary duty or duty of loyalty; or

k. any demonstrated incompetence.